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                                                               Exhibit No. 99(a)


            ADVO ANNOUNCES RETIREMENT OF BOARD CHAIRMAN KAMERSCHEN

Windsor, CT (June 28, 1999). ADVO, Inc. (NYSE:AD) announced today that Robert Kamerschen, 63, has retired as Chairman of its Board of Directors and from the Board as of June 25, 1999. Mr. Kamerschen had retired as CEO of ADVO on January 1, 1999, after ten years. Mr. Kamerschen has a consulting agreement with ADVO that will run through 2008.

Mr. Kamerschen said, "This is the second step of our orderly management transition to the stewardship of Gary Mulloy, who was brought in by me two and a half years ago to be my successor. ADVO is clearly doing very well, and it is time for me to move on and leave the Company in Gary's hands to continue this success. I greatly enjoyed my ten years with ADVO and the many friends I have made while I was there, and wish them all the best."

Gary Mulloy, current CEO of ADVO, who was elected to succeed to the post of Chairman, said, "Kam's leadership and many contributions to ADVO were invaluable in making it the successful company that it is today, and we all are grateful. He will continue to be available as a consultant, and his experience and insight will be most helpful on an ongoing basis. We all wish him well as he pursues his many interests."

Howard Newman, a managing director of E.M. Warburg & Company and a long-time member of ADVO's Board of Directors, added, "I have had the pleasure of serving with Kam for over ten years. His leadership skills, industry knowledge, vision, dedication and amazing energy were instrumental in ADVO's turnaround and emergence as a first class company. Now, Gary Mulloy can continue to lead ADVO's growth and development."

ADVO is the nation's largest full-service targeted direct mail marketing services company with annual revenues of over $1 billion. ADVO specializes in shared and solo direct mail services and provides customized Microtargeting(R) solutions at an affordable price for its clients' print advertising needs. The Company's Mailbox Values(R) branded shared mail program is distributed nationally to approximately 60 million households weekly. An additional 24 million households can be reached on a shared mail basis through ADVO's National Network Extension (ANNE). ADVO's wholly-owned subsidiary, MailCoups, Inc., produces Super Coups, a cost-effective, direct mail-based advertising solution for local neighborhood businesses in an envelope format. ADVO has 20 mail processing facilities and 65 sales offices nationwide. ADVO's corporate headquarters are located at One Univac Lane, Windsor, Connecticut 06095. The Company can be visited at its Web site at www.advo.com.

CONTACT:
David M. Stigler, Senior Vice President
(860) 285-6120